EXHIBIT 3.3

                              BIOMUNE SYSTEMS, INC.

                      DESIGNATION OF RIGHTS AND PREFERENCES
                                       OF
               SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Pursuant to the authority vested in the Board of Directors of Biomune Systems, Inc., a Nevada corporation (the "Corporation"), in its Articles of Incorporation and as permitted by Title 7, Chapter 78 of the Nevada Revised Statutes, the Board of Directors does hereby establish a series of the Corporation's Preferred Stock designated as Series A 10% Cumulative Convertible Preferred Stock and does hereby designate the rights, preferences, privileges and other attributes of the shares of Series A 10% Cumulative Convertible Preferred Stock, as follows:

     1. Designation and Number of Shares.

     An initial series of the Corporation's Preferred Stock is hereby established, to be designated and known as "Series A 10% Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"), consisting of one million (1,000,000) shares of the authorized and unissued shares of the Corporation's Preferred Stock, $0.0001 par value per share. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, increase the number of shares of its Common Stock, $0.0001 par value per share, if at any time the number of shares of the Corporation's Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred Stock as provided herein.

     2. Dividends.

     Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive an annual dividend out of any of the Corporation's assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock of the Corporation, at the rate of ten percent (10%) per annum ($0.50) per share of Series A Preferred Stock. Dividends will be paid to holders of record of shares of Series A Preferred Stock as they appear on the books and records of the Corporation on such record dates not less than ten (10) days nor more than sixty (60) days preceding the payment dates thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall be fully cumulative and shall accrue from the date of original issuance of the Series A Preferred Stock. Except as described below, no dividends shall be paid or declared and set apart for payment on any class or series of shares of the Corporation junior to the Series A Preferred Stock for any period unless full cumulative dividends have been paid or contemporaneously are declared and paid or set apart for payment on the Series A Preferred Stock. A dividend payable in shares of Common Stock or another class of shares junior to the Series A Preferred Stock may, however, be made. Dividends on the Series A Preferred Stock may, at the option of the Corporation's Board of Directors, be paid in either cash or additional shares of Series A Preferred Stock. Holders of Series A Preferred Stock shall not participate in excess dividends remaining following payment of all accrued and unpaid dividends owing to holders of Series A Preferred Stock.

     3. Liquidation Preference.

     (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution or payment is made to holders of shares of Common Stock, or to holders of any other shares of the Corporation ranking junior upon liquidation to the Series A Preferred Stock, liquidation distributions in the amount of Five Dollars and No/100 ($5.00) per share, plus all accrued and unpaid dividends, if any. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make the full payment of Five Dollars and No/100 ($5.00) per share, plus all accrued and unpaid dividends thereon, on the Series A Preferred Stock and similar payments on any other class of shares ranking on a parity with the Series A Preferred Stock upon liquidation, then the holders of the Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled.

     (2) After payment to the holders of the Series A Preferred Stock of the amounts set forth in subparagraph 3(a) above, the holders of Series A Preferred Stock will not be entitled to any further participation in any distribution or payment by the Corporation, and the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of shares of Common Stock in proportion to the shares of Common Stock then held by them.

     (3) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation that does not involve a distribution by the Corporation of cash or other property to the holders of shares of Common Stock, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, but shall be subject to the provisions of Section 6 below.

     4. Voting Rights.

     (1) Except as otherwise expressly provided herein or as required by Nevada law, the holders of Series A Preferred Stock shall be entitled to one (1) vote for each whole share of Common Stock into which each such share of Series A Preferred Stock may be converted at the record date for any meeting or written consent on all matters submitted to a vote or for the consent of the shareholders, and the holders of Series A Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by Nevada law), and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half (1/2) being rounded upward).

     (2) Unless the vote or consent of the holders of a greater number of shares shall then be required by Nevada law, so long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, (a) without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series A Preferred Stock, voting as a separate voting group, amend any of the provisions of the Corporation's Articles of Incorporation so as to adversely affect the powers, preferences or special rights of the Series A Preferred Stock, or (b) without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, merge or consolidate with or into any other corporation if such merger or consolidation would adversely affect the powers, preferences or rights of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock will also have the right to vote as a separate voting group in certain circumstances where permitted under Nevada law.

     5. Conversion of Series A Preferred Stock. The holders of shares of the Series A Preferred Stock shall have the following conversion rights (collectively, the "Conversion Rights"):

     (1) Right to Convert.

               (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (except as to shares called for redemption as to which all conversion rights shall cease upon the redemption date unless the Corporation shall default in the payment of the redemption price), at the office of the Corporation or any transfer agent for such stock, into such number of fully-paid and nonassessable shares of the Corporation's Common Stock equal to the aggregate value of the Series A Preferred Stock to be converted determined by multiplying the number of the shares of Series A Preferred Stock to be converted by Five Dollars and No/100 ($5.00) per share and dividing that product by the then-applicable Series A Conversion Price (as that term is defined below). The initial Series A Conversion Price shall be Five Dollars and No/100 ($5.00). Such initial Series A Conversion Price shall be adjusted as hereinafter provided (the "Series A Conversion Price").

               (ii) Upon conversion, no adjustments will be made for accrued dividends and, therefore, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares of Series A Preferred Stock called for redemption on a date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares of Series A Preferred Stock on such dividend payment date.

     (2) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names into which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the date set forth in the written notice of conversion (which date may be any date on or after the date of the written notice, including, without limitation, the closing date of any Sales Transaction (as that term is defined in Section 6(a) below)), or if no date is specified, immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (3) Adjustments for Combinations or Subdivisions of Common Stock. In the event the Corporation at any time or from time to time after the date on which a share of Series A Preferred Stock was first issued shall declare or pay any dividend on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately increased or decreased, as appropriate.

     (4) Other Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries, if any, then in each such event provision shall be made so that the holders of shares of Series A Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation that they would have received had their Series A Preferred Stock been converted into shares of Common Stock on the date of such event.

     (5) No Impairment. The Corporation will not, by amendment to its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. No amendment shall be made to the Corporation's Articles of Incorporation that would alter or change the powers, preferences or privileges of the shares of Series A Preferred Stock so as to affect them adversely without the vote or approval of the holders of at least a majority of the outstanding shares of Series A Preferred Stock.

     (6) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause an independent public accountant selected by the Corporation's Board of Directors to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect and (iii) the number of shares of Common Stock that at the time would be received upon the conversion of Series A Preferred Stock.

     (7) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

     (8) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder of shares of Series A Preferred Stock in connection with any such conversion.

     (9) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of issued and outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the shares of issued and outstanding Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation's Articles of Incorporation.

     (10) Fractional Shares. No fractional share of Common Stock or securities representing fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one (1) share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the current market value of such fraction on the date of conversion.

     (11) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books and records of the Corporation.

     (12) Adjustments. In case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Corporation's Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series A Preferred Stock.

     6. Merger or Consolidation.

     (1) At any time, in the event of:

               (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity, or

               (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least fifty percent (50%) of the voting power of the purchasing entity;

(the foregoing events are individually referred to herein as a "Sales Transaction") then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, holders of the Series A Preferred Stock of record as of the date of consummation of the Sales Transaction shall be entitled to receive, prior and in preference to any payment of consideration to the holders of Common Stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such Sales Transaction, an amount per share equal to Five Dollars and No/100 ($5.00) per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all declared or accumulated but unpaid dividends on such shares as of the date of closing of such Sales Transaction. In the event the proceeds of the Sales Transaction are not sufficient to make full payment of the aforesaid preferential amounts to the holders of the Series A Preferred Stock in accordance herewith, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the entire amount payable in respect of the proposed Sales Transaction shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. Upon completion of the payment to the holders of Series A Preferred Stock as provided above, the remaining proceeds of such Sales Transaction shall be distributed among the holders of record as of the date of the consummation of the Sales Transaction of shares of Common Stock in proportion to the shares of Common Stock then held by them. Unless otherwise consented to by the holders of a majority of the outstanding shares of Series A Preferred Stock, such payments shall be made with respect to the Series A Preferred Stock and holders of Common Stock by purchase of such shares of Series A Preferred Stock and Common Stock by the surviving corporation, entity or person or by redemption of such shares by the Corporation in the discretion of the Corporation.

     (2) Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to Section 6(a) above shall be valued as follows:

          (i) Securities not subject to investment letter or other similar restrictions on free marketability as provided for in subsection (ii) below:

               (A) If traded on a securities exchange or reported on the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty
          (30) day period ending three (3) days prior to the closing;

               (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

               (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation's Board of Directors and the holders of a majority of the outstanding shares of Series A Preferred Stock.

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) above to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock.

     (3) In the event the requirements of Section 6(a) are not complied with, the Corporation shall forthwith either:

          (i) cause such closing to be postponed until such time as the requirements of this Section 6 have been complied with, or

          (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 6(d) below.

     (4) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders' meeting called to approve such transaction. The notice shall describe the material terms and conditions of the impending transaction and the provisions of this Section 6, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

     7. Restrictions and Limitations. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of not less than a majority of the outstanding shares of Series A Preferred Stock:

          (i) Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock of the Corporation; provided, however, that this restriction shall not apply to the repurchase of fractional shares, odd lots or shares of Common Stock from directors, officers, consultants or employees of the Corporation or any subsidiary, if any, pursuant to agreements approved by the Corporation's Board of Directors under which the Corporation has a right of first refusal with respect to such shares or the option to repurchase such shares upon the occurrence of certain events, including termination of employment or services, or

          (ii) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock that results in the issuance of shares of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, superior to, or on a parity with, any such preference or priority of the Series A Preferred Stock, or

          (iii) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock of the Corporation or the total number of shares of Preferred Stock designated as Series A Preferred Stock, or

          (iv) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series A Preferred Stock as to dividends or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security that is senior to, or on a parity with, the Series A Preferred Stock.

     8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

     9. Redemption. Except as set forth below, the shares of Series A Preferred Stock are not redeemable prior to January 1, 1996. Commencing on January 1, 1996, the Series A Preferred Stock may be redeemed at the option of the Corporation at a redemption price of Five Dollars and No/100 ($5.00) per share of Series A Preferred Stock plus all accrued and unpaid dividends, if any, by the Corporation providing written notice of such redemption to the holders of the shares of Series A Preferred Stock that are to be redeemed. If less than all of the issued and outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select those shares to be redeemed by lot or on a pro rata basis or by any other method deemed by the Corporation's Board of Directors to be equitable (with any necessary adjustments to avoid fractional shares). Any shares of Series A Preferred Stock for which a written notice of redemption has been given may be converted into shares of Common Stock at any time before the close of business on the date fixed for the redemption of such shares of Series A Preferred Stock. After the date fixed for redemption, dividends on shares of Series A Preferred Stock called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as shareholders of the Corporation shall cease unless the Corporation defaults on payment of the redemption price.